Exhibit 99.1

News Release

L.B. FOSTER REPORTS FIRST QUARTER OPERATING RESULTS AND PROVIDES 2015 OUTLOOK

PITTSBURGH, PA, May 6, 2015 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported its first quarter 2015 operating results, including:

•	Sales increased by 23.8% to $137.9 million

•	Diluted EPS increased by 17.1% to $0.41 per diluted share

•	Gross profit margin improved to 22.2%, an increase of 60 basis points

•	Recent acquisitions contributed $20.0 million of sales at 22.9% gross profit margins in the first quarter

•	Due to the recent acquisitions of Chemtec Energy Services (“Chemtec”), Inspection Oilfield Services (“IOS”) and TEW Engineering (TEW), the Company has renamed its Tubular and Rail segments to Tubular and Energy Services and Rail Products and Services, respectively.

First Quarter Results

•	First quarter net sales of $137.9 million increased by $26.5 million, or 23.8%, compared to the prior year quarter due to a 146.2% increase in Tubular and Energy Services (“Tubular”) segment sales, a 5.7% improvement in Rail Products and Services (“Rail”) segment sales and a 25.2% increase in Construction segment sales. The improvement in Tubular sales was due to a 74.0% increase in our coatings sales as well as contributions from our recent acquisitions, partially offset by a decline in Threaded Products sales. The Rail segment sales increase was driven principally by increases in our Rail Distribution, Allegheny Rail Products and concrete rail products businesses. The Construction segment sales improvement was due to increased sales in our Piling and concrete construction products businesses.

•	Gross profit margin was 22.2%, 60 basis points higher than the prior year quarter. This improvement was due principally to increased specialty coatings product margins, improved Rail margins as well as a positive contribution from our March 2015 IOS acquisition. Gross margin declined in the Construction Products segment due principally to a reduction in our Bridge Products division as 2014 was a record year for this business.

•	First quarter net income was $4.3 million, or $0.41 per diluted share, compared to $3.6 million, or $0.35 per diluted share, last year.

•	Selling and administrative expense increased by $4.2 million, or 23.4%, due principally to costs of businesses acquired after the first quarter of 2014 as well as acquisition-related activity costs.

•	Earnings before interest, taxes, depreciation and amortization[1] (“EBITDA”) was $12.0 million in the first quarter of 2015 compared to $8.2 million in the prior year quarter, a 46.3% increase.

[1]	Reconciliations of non-GAAP amounts are set forth on the attached financial tables.

•	First quarter bookings were $163.3 million, a 9.2% decrease from the prior year first quarter, due to 6.1% and 30.3% declines in Rail and Construction segment orders, respectively, driven by Rail Distribution and Piling reductions. This was partially offset by a 43.9% increase in Tubular and Energy Services segment orders which were fueled by orders generated by our newly acquired energy businesses.

•	The Company’s effective income tax rate for the first quarter was 35.7% compared to 31.4% in the prior year quarter. The increase in the rate was principally due to the recognition of favorable uncertain state tax positions during the prior year quarter.

•	Cash flow from operating activities for the first quarter of 2015 used $7.4 million of cash compared to $32.2 million of cash provided in the first quarter of 2014. The first quarter of 2014 was favorably impacted by improved working capital management that largely corrected issues encountered in the second half of 2013.

CEO Comments

Robert P. Bauer, L.B. Foster Company’s President and Chief Executive Officer, commented, “Operating results in Q1 were driven by solid gross margin performance. We realized year over year gross margin improvements in our Tubular and Rail Products businesses which helped drive the 60 basis point improvement to 22.2%. Operating expenses in the quarter were impacted by acquisition costs related to TEW Engineering and IOS, and to a lesser extent Chemtec Energy Services. These three acquisitions were completed in a 90 day period requiring considerable resources for evaluation and closing, with less than a full quarter impact on Q1 sales. Despite the increased expenses, EPS improved 17% to $0.41 per share.”

Mr. Bauer went on to say, “We are very anxious to begin working on the growth programs that these new businesses can bring. Also, the Company restructured its credit facility in Q1 providing the necessary borrowing capacity to complete the acquisitions, while still providing financial flexibility. As such, we finished the quarter with over $218 million of debt. The financial picture of the company is now beginning to reflect the anticipated changes driven by our strategic plan including a more aggressive acquisition strategy and the move into adjacent markets that will provide attractive growth and value creation.”

Q1 Business Segment Highlights

($000’s)

Rail Products and Services Segment

Rail sales increased 5.7% due principally to increases in our Rail Distribution, Allegheny Rail Products and Concrete Tie businesses, partially offset by a decline in Transit Products sales. The 2015 gross profit margin was favorably impacted by improvements in our Rail Distribution, Transit and Allegheny Rail Products businesses.

	2015	2014	Variance
Sales	$77,676	$73,496	5.7%
Gross Profit	$18,143	$16,430
Gross Profit %	23.4%	22.4%

Construction Products Segment

Construction sales increased by 25.2% in the quarter due to sales improvements across all divisions except for the Bridge Products business. Gross profit margins declined 180 basis points due to reductions in the Bridge Products and Piling divisions.

	2015	2014	Variance
Sales	$34,290	$27,383	25.2%
Gross Profit	$6,562	$5,712
Gross Profit %	19.1%	20.9%

Tubular and Energy Services Segment

Sales for this segment increased by 146.2% in the quarter due principally to increased revenues from recent acquisitions as well as improved sales of our coatings businesses. Tubular gross profit margins increased due principally to volume-related leverage in our specialty coatings business as well as our recent acquisitions of higher margin businesses.

	2015	2014	Variance
Sales	$25,941	$10,535	146.2%
Gross Profit	$6,034	$2,130
Gross Profit %	23.3%	20.2%

2015 Outlook

Overall market conditions are expected to be favorable across our business segments in 2015 with the exception of certain areas in the energy market which are likely to experience short term volatility. Capital spending plans for many of the pipeline customers we serve have remained in place, while the E&P firms reduced capital spending aimed at drilling operations appear to have reached a conclusion for 2015. We are also reducing expectations for sales to Union Pacific Railroad based on the ongoing litigation over concrete tie warranty claims. In addition, headwinds from a strong dollar are likely to have a negative impact on sales.

The Company expects 2015 sales to be in the range of $770.0 million to $780.0 million. Pretax income is expected to range between $51.5 million to $53.0 million while diluted EPS is expected to range from $3.20 to $3.30. We forecast EBITDA to be in the range of $84.5 to $86.0 million for the year.

L.B. Foster Company will conduct a conference call and webcast to discuss its first quarter 2015 operating results on Wednesday May 6, 2015 at 11:00 am ET. The call will be hosted by Mr. Robert Bauer, President and Chief Executive Officer. Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page. The conference call can be accessed by dialing 800-299-9086 and providing access code 11643536.

This release may contain forward-looking statements that involve risks and uncertainties. Statements that do not relate strictly to historical or current facts are forward-looking. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. Actual results could differ materially from the results anticipated in any forward-looking statement. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, an economic slowdown in the markets we serve; the risk of doing business in international markets; our ability to effectuate our strategy including evaluating potential opportunities such as strategic acquisitions, joint ventures, and other initiatives, and our ability to effectively integrate new businesses and realize anticipated benefits; a decrease in freight or passenger rail traffic; the timeliness and availability of material from our major suppliers; labor disputes; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes; foreign currency fluctuations; inflation; domestic and foreign government regulations; sustained declines in energy prices; a lack of state or federal funding for new infrastructure projects; increased regulation including conflict minerals; an increase in manufacturing or material costs; the ultimate number of concrete ties that will have to be replaced pursuant to the previously disclosed product warranty claim of the Union Pacific Railroad and an overall resolution of the related contract claims as well as the outcome of the lawsuit filed by the UPRR and a reduction of future business with the UPRR; risks inherent in litigation and those matters set forth in Item 8, Footnote 20, “Commitments and Contingent Liabilities” and in Item 1A, “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2014 as updated by any subsequent Form 10-Qs. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company assumes no obligation and does not intend to update or revise these statements, whether as a result of new information, future events or otherwise, except as required by securities laws.

Contact:

David Russo	Phone: 412.928.3417	L.B. Foster Company
	Email: Investors@Lbfoster.com	415 Holiday Drive
	Website: www.lbfoster.com	Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
	(Unaudited)

Net sales	$137,907	$111,414
Cost of goods sold	107,254	87,287

Gross profit	30,653	24,127

Selling and administrative expenses	22,251	18,025
Amortization expense	2,157	1,141
Interest expense	613	123
Interest income	(57)	(144)
Equity in income of nonconsolidated investments	(173)	(204)
Other income	(803)	(135)

	23,988	18,806

Income before income taxes	6,665	5,321

Income tax expense	2,380	1,672

Net income	4,285	3,649

Basic earnings per common share	$0.42	$0.36

Diluted earnings per common share	$0.41	$0.35

Dividends paid per common share	$0.04	$0.03

Average number of common shares outstanding - Basic	10,259	10,197

Average number of common shares outstanding - Diluted	10,359	10,292

L.B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$37,550	$52,024
Accounts receivable - net	93,468	90,178
Inventories - net	105,686	95,089
Current deferred tax assets	4,440	3,497
Prepaid income tax	3,190	2,790
Other current assets	8,334	4,101

Total current assets	252,668	247,679

Property, plant and equipment - net	125,141	74,802

Other assets:
Goodwill	215,130	82,949
Other intangibles - net	93,646	82,134
Investments	5,907	5,824
Other assets	3,234	1,733

Total Assets	$695,726	$495,121

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$56,764	$67,166
Deferred revenue	8,010	8,034
Accrued payroll and employee benefits	9,984	13,419
Accrued warranty	10,344	11,500
Current maturities of long-term debt	675	676
Current deferred tax liabilities	77	77
Other accrued liabilities	11,892	7,899

Total current liabilities	97,746	108,771

Long-term debt	217,560	25,752
Deferred tax liabilities	27,990	10,945
Other long-term liabilities	16,934	13,765

Stockholders’ equity:
Class A Common Stock	111	111
Paid-in capital	46,966	48,115
Retained earnings	326,541	322,672
Treasury stock	(21,932)	(23,118)
Accumulated other comprehensive loss	(16,190)	(11,892)

Total stockholders’ equity	335,496	335,888

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$695,726	$495,121

This earnings release contains certain non-GAAP financial measures. These financial measures include earnings before interest, taxes, depreciation and amortization. The Company believes that these non-GAAP measures are useful to investors in order to provide a better understanding of the ongoing operations of the Company’s business. These supplemental financial measures are useful to management and external users to assess financial performance of our assets without regard to financing methods, capital structure or historical cost basis. EBITDA is also a financial measurement that is utilized in the determination of certain compensation programs.

These non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of the GAAP measures are presented below:

L.B. FOSTER COMPANY AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(In Thousands)

	Three months ended March 31,
	2015	2014
Net income	$4,285	$3,649
Interest	556	(21)
Provision for income taxes	2,380	1,672
Depreciation	2,619	1,761
Amortization	2,157	1,141

Total EBITDA	$11,997	$8,202